DISTRIBUTION AGREEMENT

THIS AGREEMENT is made as of November 9, 2020, between Manager Directed Portfolios, a Delaware statutory trust (the “Trust”), and ALPS Distributors, Inc., a Colorado corporation (“ALPS”). Spyglass Capital Management LLC (“Spyglass”), the investment adviser to the Fund, as defined below, is a party to this Agreement solely for the purposes of Section 7.

WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), presently consisting of the funds listed in Appendix A (each a “Fund” and collectively the “Funds”);

WHEREAS, ALPS is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”); and

WHEREAS, the Trust wishes to employ the services of ALPS in connection with the promotion and distribution of the shares of each Fund (the “Shares”).

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows.

1.    ALPS Appointment and Duties.

(a)    The Trust hereby appoints ALPS as its principal underwriter and distributor for the distribution of the Shares and to provide the distribution services set forth in this Agreement on Appendix B, as amended from time to time, upon the terms and conditions hereinafter set forth. ALPS hereby accepts such appointment and agrees to furnish such specified services. ALPS shall for all purposes be deemed to be an independent contractor and shall, except as otherwise expressly authorized in this Agreement, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

(b)    ALPS may employ or associate itself with Person(s) or organizations as ALPS believes to be desirable in the performance of its duties hereunder; provided that, in such event, the compensation of such Person(s) or organizations shall be paid by and be the sole responsibility of ALPS, and the Trust shall bear no cost or obligation with respect thereto; and provided further that ALPS shall not be relieved of any of its obligations under this Agreement in such event and shall be responsible for all acts of any such Person(s) or organizations taken in furtherance of this Agreement to the same extent it would be for its own acts.

2.    ALPS Compensation; Expenses.

(a)    ALPS shall not be entitled to compensation for services provided by ALPS under this Agreement. ALPS may receive compensation or reimbursement of expenses from the Funds’ investment adviser related to its services hereunder or for additional services as may be agreed upon by ALPS and the Funds’ investment adviser.
(b)    ALPS will bear all expenses in connection with the performance of its services under this Agreement, except as otherwise provided herein. ALPS will not bear any of the costs of Trust personnel. Other Fund expenses incurred shall be borne by the Fund or the Funds’ investment adviser, including, but not limited to, initial organization and offering expenses; the blue sky registration and qualification of Shares for sale in the various states in which the officers of the Trust or their designee shall determine it advisable to qualify such Shares for sale (including registering the Trust as a broker or dealer or any officer of the Trust as agent or salesman in any state); litigation expenses; taxes; costs of preferred shares; expenses of conducting repurchase offers for the purpose of repurchasing Trust shares; administration, transfer agency, and custodial expenses; interest; Trust trustees’ fees; brokerage fees and commissions; state and federal registration fees; advisory fees; insurance premiums; fidelity bond premiums; Trust and investment advisory related legal expenses; costs of maintenance of Trust existence; printing and delivery of materials in connection with meetings of the Trust’s directors or trustees; printing and mailing of shareholder reports, prospectuses, statements of additional information, other offering documents and supplements, proxy materials, and other communications to shareholders; securities pricing data and expenses in connection with electronic filings with the U.S. Securities and Exchange Commission (the “SEC”). The Funds shall not pay any costs of advertising or promoting the sale of Shares, except for payments that may be made pursuant to a distribution and shareholder servicing plan adopted by a Fund under Rule 12b-1 under the 1940 Act.

3.    Documents. The Trust has furnished or will furnish, upon request, ALPS with copies of the Trust’s Declaration of Trust, the Fund’s advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus, statement of additional information, periodic Fund reports, and all forms relating to any plan, program or service offered by the Fund. The Trust shall furnish, within a reasonable time period, to ALPS a copy of any amendment or supplement to any of the above-mentioned documents. Upon request, the Trust shall furnish promptly to ALPS any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statement,” “prospectus” and “statement of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

4.    Sales of Shares.

(a)    The Trust grants to ALPS the right to sell the Shares as agent on behalf of the Trust, during the term of this Agreement, subject to the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”), the 1940 Act, and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. ALPS shall have the right to sell, as agent on behalf of the Trust, the Shares covered by the registration statement, prospectus and statement of additional information for the Trust then in effect under the 1933 Act and 1940 Act.

(b)     The rights granted to ALPS shall be exclusive, except that the Fund reserves the right to sell Shares directly to investors on applications received and accepted by the Fund.

(c)    Except as otherwise noted in the Fund’s current prospectus and/or statement of additional information, all Shares sold to investors by ALPS or the Fund will be sold at the public offering price. The public offering price for all accepted subscriptions will be the net asset value per Share, as determined in the manner described in the Fund’s current prospectus and/or statement of additional information.

(d)    The Fund shall receive the net asset value per Share on all sales. If a fee in connection with shareholder redemptions is in effect, such fee will be paid to the Fund. The net asset value of the Shares will be calculated by the Trust or by another entity on behalf of the Trust. ALPS has no duty to inquire into, or liability for, the accuracy of the net asset value per Share as calculated.

(e)    The Trust reserves the right to suspend sales and ALPS’ authority to process orders for Shares on behalf of the Trust if, in the judgment of the Trust, it is in the best interests of the Trust to do so. Suspension will continue for such period as may be determined by the Trust.

(f)    In consideration of these rights granted to ALPS, ALPS agrees to use commercially reasonable efforts to distribute the Shares. ALPS shall review and file Fund advertising materials with the SEC and/or FINRA to the extent required by the 1934 Act and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent ALPS from entering into like arrangements (including arrangements involving the payment of underwriting commissions) with other issuers. ALPS will act only on its own behalf as principal should it choose to enter into selling agreements with selected dealers or others.

(g)    ALPS is not authorized by the Trust to give any information or to make any representations other than those contained in the registration statement or prospectus and statement of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Trust for ALPS’ use. Consistent with the foregoing, ALPS may prepare and distribute sales literature or other material as it may deem appropriate in consultation with the Trust, provided such sales literature complies with applicable law and regulations.

(h)    The Trust agrees that it will take all action necessary to register the Shares under the 1933 Act and the 1940 Act (subject to the necessary approval of its shareholders). The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of the Fund’s prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust shall furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request for use in connection with the distribution of Shares of the Trust.

(i)    The Trust agrees to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as ALPS may designate. The Trust must notify ALPS in writing of the states in which the Shares may be sold and must notify ALPS in writing of any changes to the information contained in the previous notification.

(j)    The Trust shall not use the name of ALPS, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Trust in any manner without the prior written consent of ALPS (which shall not be unreasonably withheld); provided, however, that ALPS hereby approves all lawful uses of the names of ALPS and its affiliates in the Fund’s prospectus and statement of additional information and in all other materials which merely refer in accurate terms to its appointment hereunder or which are required by the SEC, FINRA or any state securities authority.

(k)    Neither ALPS nor any of its affiliates shall use the name of the Trust or the Fund in any publicly disseminated materials, including sales literature, in any manner without the prior consent of the Trust (which shall not be unreasonably withheld); provided, however, that the Trust hereby approves all lawful uses of its name and that of the Fund in any required regulatory filings of ALPS which merely refer in accurate terms to the appointment of ALPS hereunder, or which are required by the SEC, FINRA or any state securities authority.

(l)    ALPS will promptly transmit any orders received by it for purchase, redemption, or exchange of the Shares to the Trust’s transfer agent.

(m)    ALPS shall maintain membership with the National Securities Clearing Corporation (“NSCC”) and any other similar successor organization to sponsor a participant number for the Funds in order to enable the Shares to be traded through FundSERV. ALPS will not be responsible or liable for: (i) any operational matters associated with the settlement of Fund transactions through FundSERV or Networking; and (ii) in connection with a conversion of services to ALPS, if applicable, any transactions occurring by or though the ALPS sponsored NSCC number with respect to the Funds involving a financial intermediary that does not have an Intermediary Agreement (as defined below in Section 4(p)) executed with ALPS.

(n)    The Trust agrees to issue Shares of the Trust and to request The Depository Trust Company to record on its books the ownership of such Shares in accordance with the book-entry system procedures described in the prospectus in such amounts as ALPS has requested through the transfer agent in writing or other means of data transmission, as promptly as practicable after receipt by the Trust of the requisite deposit securities and cash component (together with any fees) and acceptance of such order, upon the terms described in the registration statement.

(o)    The Trust agrees that it will take all action necessary to register an indefinite number of Shares under the 1933 Act. The Trust shall make available to ALPS, at ALPS’ expense, such number of copies of the Fund’s prospectus, statement of additional information, and periodic reports as ALPS may reasonably request. The Trust will furnish to ALPS copies of all information, financial statements and other papers, which ALPS may reasonably request.

(p)     At the request and direction of the Trust, ALPS enters into agreements with financial intermediaries in connection with the sale of Shares (each, an “Intermediary Agreement”). ALPS will not be obligated to make payments to any such financial intermediaries unless ALPS has received an authorized payment from such applicable Fund, if subject to a Rule 12b-1 distribution plan or other such plan approved by the Trust’s Board of Trustees, or from the Fund’s investment adviser. ALPS will take direction from a Fund with respect to (1) facilitation of payments to financial intermediaries from Fund assets for the purposes authorized by the Board of Trustees under the applicable plan, and (2) entering into Intermediary Agreements.

5.    Insurance. ALPS will maintain at its expense an errors and omissions insurance policy adequate to cover its distribution activities hereunder relating to the Trust as well as cyber risk coverage with limits in keeping with investment company industry standards.

6.    Right to Receive Advice.

(a)    Advice of the Trust and Service Providers. If ALPS is in doubt as to any action it should or should not take, ALPS may request directions, advice, or instructions from the Trust or, as applicable, the Fund’s investment adviser, custodian, or other service providers.

(b)    Advice of Counsel. If ALPS is in doubt as to any question of law pertaining to any action it should or should not take, ALPS may request advice from counsel of its own choosing (who may be counsel for the Trust, the Fund’s investment adviser, or ALPS, at the option of ALPS).

(c)    Conflicting Advice. In the event of a conflict between directions, advice or instructions ALPS receives from the Trust or any service provider and the advice ALPS receives from counsel, ALPS may in its sole discretion rely upon and follow the advice of counsel. ALPS will provide the Trust with prior written notice of its intent to follow advice of counsel that is materially inconsistent with directions, advice or instructions from the Trust. Upon request, ALPS will provide the Trust with a copy of such advice of counsel.

7.    Standard of Care; Limitation of Liability; Indemnification.

(a)    ALPS shall be obligated to act in good faith and to exercise commercially reasonable care and diligence in the performance of its duties under this Agreement.

(b)    Notwithstanding anything in this Agreement to the contrary ALPS and each of its affiliates, members, shareholders, directors, officers, partners, employees, agents, successors or assigns (“ALPS Associates”) shall not be liable to the Trust for any action or inaction of any ALPS Associate except to the extent of direct Losses1 resulting primarily from the gross negligence, willful misconduct, bad faith or fraud of ALPS in the performance of ALPS’ duties, obligations, representations, warranties or indemnities under this Agreement or an Intermediary Agreement. Except with respect to any amounts payable by the Fund or ALPS as part of its indemnification obligations under this Section 7, in no event shall either Party to this Agreement be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value.

(c)    The applicable Fund shall indemnify, defend and hold harmless ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that ALPS Associates suffer, incur, or pay as a result of any third-party claim or claim among the parties arising out of the subject matter of or otherwise in any way related to this Agreement or an Intermediary Agreement (“Claims”), including but not limited to:

(i)    Any Claims related to actions taken by ALPS or ALPS Associates that are necessary to provide the services under this Agreement and/or an Intermediary Agreement, and including any transactions occurring by or though the ALPS sponsored NSCC number with respect to the Funds involving a financial intermediary that does not have an Intermediary Agreement executed with ALPS (to the extent applicable in connection with a conversion of services to ALPS), or in reliance upon any written instructions, information, or requests received from the Trust or its officers; or

(ii)    any Claims that the registration statement, prospectus, statement of additional information, shareholder report, sales literature and advertisements approved for use by the Trust and/or the Fund’s investment adviser or other information filed or made public by the Trust (as from
1 As used in this Agreement, the term “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

time to time amended) include an untrue statement of a material fact or omission of a material fact required to be stated therein or necessary in order to make the statements therein (and in the case of the prospectus and statement of additional information, in light of the circumstances under which they were made) not misleading under the 1933 Act, the 1940 Act, or any other statute, regulation, self-regulatory organization rule or applicable common law.

(d)    Any expenses (including legal fees and costs) incurred by ALPS Associates in defending or responding to any Claims (or in enforcing this provision) shall be paid by the Trust upon the final disposition of such matter and it has been determined that an ALPS Associate is entitled to be so indemnified. Notwithstanding the foregoing, nothing contained in this Section 7 or elsewhere in this Agreement shall constitute a waiver by the Trust of any of its legal rights available under U.S. federal securities laws or any other laws whose applicability is not permitted to be contractually waived.

(e)    Spyglass agrees to reimburse the Trust and the applicable Fund for any Losses incurred by the Trust or a Fund that are not otherwise indemnified by ALPS under this Agreement (i) as a result of negligence on the part of ALPS or any ALPS Associate (ii) with respect to Claims related to actions taken by ALPS or ALPS Associates that are necessary to provide the services under this Agreement and/or an Intermediary Agreement, and including any transactions occurring by or through the ALPS sponsored NSCC number with respect to the Funds involving a financial intermediary that does not have an Intermediary Agreement executed with ALPS (to the extent applicable in connection with a conversion of services to ALPS) and (iii) with respect to Claims related to information provided by Spyglass in the Fund’s registration statement or other documents described in Section 7(c)(ii), above.

8.    Activities of ALPS. The services of ALPS under this Agreement are not to be deemed exclusive, and ALPS shall be free to render similar services to others. The Trust recognizes that from time to time ALPS Associates may serve as directors, officers and employees of other corporations or businesses (including other investment companies) and that such other corporations and businesses may include ALPS as part of their name and that ALPS or its affiliates may enter into distribution agreements or other agreements with such other corporations and businesses.

9.    Accounts and Records. The accounts and records maintained by ALPS shall be the property of the Trust. ALPS shall prepare, maintain and preserve such accounts and records as required by the 1940 Act and other applicable securities laws, rules and regulations. ALPS shall surrender such accounts and records to the Trust, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of instructions from the Trust. The Trust shall have access to such accounts and records at all times during ALPS’ normal business hours. Upon the reasonable request of the Trust, copies of any such books and records shall be provided by ALPS to the Trust at the Trust’s expense. ALPS shall assist the Trust, the Trust’s independent auditors, or, upon approval of the Trust, any regulatory body, in any requested review of the Trust’s accounts and records, and reports by ALPS or its independent accountants concerning its accounting system and internal auditing controls will be open to such entities for audit or inspection upon reasonable request. ALPS shall have access to all electronic communications, including password access to the system storing the electronic communications, of registered representatives of ALPS that are associated with the Trust and are required to be maintained under Rule 17a-4 of the 1934 Act and FINRA Rule 3110.  Electronic storage media maintained by the Trust will comply with Rule 17a-4 of the 1934 Act.

10.    Confidentiality.

(a)    Each Party shall not at any time disclose to any person any Confidential Information2 concerning the business, affairs, customers, clients, shareholders or suppliers of the other Party or its affiliates, except as permitted by this Section 10.

(b)    Each Party may disclose the other Party’s Confidential Information:

(i)    In the case of the Trust, to each of its affiliates, members, shareholders, trustees, officers, partners, employees and agents (“Trust Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Trust shall ensure compliance by Trust Representatives with Section 10(a).

(ii)    In the case of ALPS, to the Trust and each ALPS Associate, Trust Representative, Fund or a Fund’s investment adviser who needs to know such information for the purpose of carrying out ALPS’s duties under or enforcing this Agreement. ALPS shall ensure compliance by ALPS with Section 10(a) but shall not be responsible for such compliance by any other person.

(iii)    As may be required by statutes, rules, regulations, interpretations and orders of any Government Authority (“Law”) or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.
2 As used in this Agreement, “Confidential Information” means any information about the Trust, a Fund or ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party or (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party.

(c)    Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

(d)    ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of ALPS in connection with the services contemplated hereunder.

(e)    Upon the prior written consent of the Trust, ALPS shall have the right to identify the Trust, a Fund or a Fund’s investment adviser in connection with its marketing-related activities and in its marketing materials as a client of ALPS. The Trust, a Fund or a Fund’s investment adviser shall have the right to identify ALPS and to describe the services hereunder and the material terms of this Agreement in the Fund’s registration statement, prospectus and statement of additional information. This Agreement shall not prohibit ALPS from using any Fund data in tracking and reporting on ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither the Trust, a Fund nor a Fund’s investment adviser is named in such public statements without its prior written consent.

(f)    In accordance with Regulation S-P, ALPS will not disclose any non-public personal information, as defined in Regulation S-P, received from the Trust or any Fund regarding any Fund shareholder; provided, however, that ALPS may disclose such information to any party as necessary in the ordinary course of business to carry out the purposes for which such information was disclosed to ALPS. ALPS shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to the Funds.
11.    Compliance with Rules and Regulations. ALPS shall comply (and to the extent ALPS takes or is required to take action on behalf of the Trust or a Fund hereunder shall cause the Trust or Fund to comply) with all applicable requirements of the 1940 Act and other applicable laws, rules, regulations, orders and code of ethics, as well as all investment restrictions, policies and procedures adopted by the Trust or a Fund of which ALPS has knowledge (it being understood that ALPS is deemed to have knowledge of all investment restrictions, policies or procedures set out in the Trust’s public filings or otherwise provided to ALPS). Except as set out in this Agreement, ALPS assumes no responsibility for such compliance by the Trust. ALPS shall maintain at all times a program reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the services provided, and shall provide to the Trust a certification to such effect no less than annually or as otherwise reasonably requested by the Trust. ALPS shall make available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by the Trust.

12.    Representations and Warranties of ALPS. ALPS represents and warrants to the Trust that:

(a)    It is duly organized and existing as a corporation and in good standing under the laws of the State of Colorado.

(b)    It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement.

(c)    All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

(d)    It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards.

(e)    ALPS has conducted a review of its supervisory controls system and has made available to the Trust the most current summary report of such review and any updates thereto. Every time ALPS conducts a review of its supervisory control system it will make available to the Trust for inspection a summary report of such review and any updates thereto. ALPS shall immediately notify the Trust of any changes in how it conducts its business that would materially change the results of its most recent review of its supervisory controls system and any other changes to ALPS’ business that would affect the business of the Trust or the Fund’s investment adviser.

13.    Representations and Warranties of the Trust. The Trust represents and warrants to ALPS that:

(a)    It is a statutory trust duly organized and existing and in good standing under the laws of the state of Delaware and is registered with the SEC as an open-end management investment company.

(b)    It is empowered under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement.

(c)    The Board of Trustees of the Trust has duly authorized it to enter into and perform this Agreement.

(d)    The registration statement and each Fund's prospectus and statement of additional information: (i) have been prepared, and all sales literature and advertisements approved by the Trust and/or the Fund’s investment adviser or other materials prepared by or on behalf of the Trust for ALPS' use ("Sales Materials") shall be prepared, in all material respects, in conformity with the 1933 Act, the 1940 Act and the rules and regulations of the SEC (the “Rules and Regulations”) and (ii) contain, and all Sales Materials shall contain, all statements required to be stated therein in accordance with the 1933 Act, the 1940 Act and the Rules and Regulations.

(e)    All statements of fact contained therein, or to be contained in all Sales Materials, are or will be true and correct in all material respects at the time indicated or the effective date, as the case may be, and none of the registration statement, any Fund's prospectus or statement of additional information, nor any Sales Materials shall include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of each Fund's prospectus and statement of additional information in light of the circumstances in which made, not misleading. The Trust shall, from time to time, file such amendment or amendments to the registration statement and each Fund's prospectus and statement of additional information as, in the light of future developments, shall, in the opinion of the Trust's counsel, be necessary in order to have the registration statement and each Fund's prospectus and statement of additional information at all times contain all material facts required to be stated therein or necessary to make the statements therein, in the case of each Fund's prospectus or statement of additional information in light of the circumstances in which made, not misleading. Notwithstanding the foregoing, the Trust shall not be deemed to make any representation or warranty as to any information or statement provided by ALPS for inclusion in the registration statement or any Fund's prospectus or statement of additional information.

14.    Consultation Between the Parties. ALPS and the Trust shall regularly consult with each other regarding ALPS’ performance of its obligations under this Agreement. In connection therewith, the Trust shall submit to ALPS at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Trust’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

15.    Anti-Money Laundering. ALPS agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA Patriot Act”) and all applicable laws and regulations promulgated thereunder. ALPS confirms that, as soon as possible, following the request from the Trust, ALPS will supply the Trust with copies of ALPS’ anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Trust may reasonably request from time to time. ALPS will provide, to the Trust, any Financial Crimes Enforcement Network (FinCEN) request received pursuant to USA Patriot Act Section 314(a), which the Trust may then provide to its transfer agent. ALPS shall use its best reasonable efforts to ensure that appropriate contractual provisions regarding anti-money laundering compliance obligations are included in Intermediary Agreements that ALPS enters into upon the direction of the Trust.

16.    Business Interruption Plan/Cybersecurity. ALPS shall maintain in effect a business interruption plan and policies and procedures reasonably designed to prevent, detect and respond to cybersecurity threats and to implement such internal controls and other safeguards as are necessary to safeguard the Trust’s confidential information and the nonpublic personal information of Fund shareholders, all in accordance with industry standards and applicable regulatory requirements. ALPS shall enter into any agreements necessary with appropriate parties making reasonable provisions for emergency use of electronic data processing equipment customary in the industry. In the event of equipment failures, ALPS shall, at no additional expense to the Trust, take commercially reasonable steps to minimize service interruptions.

17. Force Majeure. No Party will be responsible for any Losses of property in its possession or for any failure to fulfill its duties hereunder if such Loss or failure is caused, directly or indirectly, by epidemics, pandemics, war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. Each Party shall use commercially reasonable efforts to minimize the effects of any such event, including maintaining procedures for the safekeeping and security of information relating to the other Party.

18.    Duration and Termination of this Agreement.

(a)        Initial Term. This Agreement shall become effective as of the date first written above (“Effective Date”) and shall continue thereafter throughout the period that ends two (2) years after the Effective Date (the “Initial Term”).

(b)    Renewal Term. If not sooner terminated, this Agreement shall renew at the end of the Initial Term and shall thereafter continue for successive annual periods, provided such continuance is specifically approved at least annually (i) by the Trust’s Board of Trustees or (ii) by a vote of a majority of the outstanding voting securities of the relevant Fund, provided that in either event the continuance is also approved by the majority of the Trustees of the Trust who are not Interested Persons (as defined in the 1940 Act) of any party to this Agreement by vote cast in person at a meeting called for the purpose of voting on such approval or in such other manner authorized by Law. If a plan under Rule 12b-1 of the 1940 Act is in effect with respect to a Fund, continuance of the plan and this Agreement must be approved at least annually by a majority of the Trustees of the Trust who are not Interested Persons (as defined in the 1940 Act) and have no financial interest in the operation of such plan or in any agreements related to such plan, cast in person at a meeting called for the purpose of voting on such approval.

(c)    This Agreement is terminable at any time on sixty (60) days’ written notice by the Trust’s Board of Trustees or by vote of the holders of a majority of the outstanding voting securities of the relevant Fund, or by ALPS.

(d)    Deliveries Upon Termination. Upon termination of this Agreement, ALPS agrees to cooperate in the orderly transfer of distribution duties and shall deliver to the Trust or as otherwise directed by the Trust (at the expense of the Trust or the Fund’s investment adviser) all records and other documents made or accumulated in the performance of its duties for the Trust hereunder.

19.    Assignment. This Agreement will automatically terminate in the event of its assignment (as defined in the 1940 Act). This Agreement shall not be assignable by the Trust without the prior written consent of ALPS.

20.    Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York and the 1940 Act and the rules thereunder. To the extent that the laws of the State of New York conflict with the 1940 Act or such rules, the latter shall control.

21.    Names. The obligations of the Trust entered into in the name or on behalf thereof by any Trustee, shareholder, representative, or agent thereof are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, representatives or agents of the Trust personally, but bind only the property of the Trust, and all persons dealing with the Trust must look solely to the property of the Trust for the enforcement of any claims against the Trust.

22.    Amendments to this Agreement. This Agreement may only be amended by the parties in writing. All material amendments to this Agreement must be approved by the Board of Trustees of the Trust in accordance with the 1940 Act.

23.    Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To ALPS:

ALPS Distributors, Inc.
1290 Broadway, Suite 1000
Denver, Colorado 80203
Attn: Bradley J. Swenson, President, Director and Chief Operating Officer
E-Mail: brad.swenson@alpsinc.com

To the Trust:

Manager Directed Portfolios
615 East Michigan Street
Milwaukee, Wisconsin 53202
Attn: Douglas J. Neilson, President
E-Mail: doug.neilson@usbank.com

24.    Counterparts. This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

25.    Entire Agreement. This Agreement embodies the entire agreement and understanding among the parties and supersedes all prior agreements and understandings relating to the subject matter hereof; provided, however, that ALPS may embody in one or more separate documents its agreement, if any, with respect to delegated duties and oral instructions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

MANAGER DIRECTED PORTFOLIOS

By:    /s/ Douglas J. Neilson
Name: Douglas J. Neilson
Title:    President

ALPS DISTRIBUTORS, INC.

By:    /s/ Braldey J. Swenson
Name: Bradley J. Swenson
Title:    President, Director & Chief Operating Officer

SPYGLASS CAPITAL MANAGEMENT LLC (for purposes of Section 7)

By:    /s/ William X. Minor
Name: William X. Minor
Title:    CFO/CCO

APPENDIX A

LIST OF FUNDS

Spyglass Growth Fund

APPENDIX B

SERVICES

•Act as legal underwriter/distributor
•Facilitate setup of an NSCC FundSERV Participant Number under ALPS Distributors Inc. specific for your fund family
•Provide investment company advertising and sales literature review, approval and record maintenance Online submission, review/approval, & real-time status updates through SS&C Advertising Review Portal
o    File required materials with FINRA
o    Provide advertising regulatory and disclosure guidance
•Prepare, update, execute & maintain financial intermediary agreements
o    Online access provided through SS&C Portal
•Administer intermediary due diligence program
o    Provide ongoing monitoring of financial intermediary relationships
o    Established risk ranking methodology & reporting
•Support financial intermediary relations
o    Consult and support client’s distribution model & strategy
•Fulfill key account intermediary initial and ongoing information and due diligence requests